Fresh Kills, inc

FRESH KILLS, is a gripping drama that tells the story of the loyal women of an organized crime family that dominated some of the boroughs of New York City in the late 20th Century. Written and to be directed by Jennifer Esposito.



Invest Now

$99 minimum investment

DEADLINE
April 29, 2022
in 3 months

SHARE PRICE
$1

TOTAL RAISED
$0

VALUATION
$3,375,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch > Updates Discussion

Introduction

Our company plans to produce the film FRESH KILLS, written and to be directed by Jennifer Esposito.

FRESH KILLS is less about the mafia world and more about the journey of the women in it. While it's in the genre of the Mafia, it's much more about the struggle to find a voice of one's own in a world that tells you to not have one. It explores the issues of wanting more than you were allotted for in life. A theme almost all can relate to. We are looking at those unspoken rules of our society and then seeing if we have the courage to break them for ourselves and the generations to follow.

Deal Highlights

- WRITER/DIRECTOR, Jennifer Esposito, is a SAG Award, Critics Choice Award and Hollywood Foreign Press Award recipient for Best Ensemble for her work in the Academy Award Winning Film, CRASH. She is a NY Times Best Selling Author and has done over 70 films and TV shows.
- CAST, we are closing the deals with some amazing talent, most of whom you would know from movies and television.

Problem

Do You Want To Make A Movie And Change The World?

If only it was that easy. To say deep systemic change needs to happen on all fronts is an understatement. How does Hollywood fit into this though? Let us explain. The content that comes into our homes shapes the world around us. It dictates trends and sets up stereotypes. That trickles down into how we feel about ourselves, how we feel about each other and how we feel about the community around us.

Women remain largely underrepresented, both on screen and behind the camera.

In 2019-2020, women accounted for 31% of individuals working in key behind-the-scenes positions. This represents no change from 2018-2019 (Source: Boxed In).

Barriers at each stage of hiring and production processes cause "drop-out" patterns that hinder women filmmakers' traction and success in Hollywood—a pattern that has not changed in the last 15 years (Source: ReFrame).

Women comprised 16% of directors working on the top 100 grossing films in 2020. (Source: Center for the Study of Women in Television & Film).

This is not about singling out anyone. Rather addressing an issue and the deep responsibility the entertainment industry holds in creating the world we live in.

While it seems the last few years things inch towards getting better, we cannot continue to pump in such change into an old system that was designed to thwart those efforts.

Which is why FRESH KILLS wants to pave the way to change the landscape, with your help.

Solution

By mobilizing people to pick what they want to see and choose strong character driven stories, we aim to contend with the bigger budget studio films at a fraction of the budget while driving value and built-in awareness for FRESH KILLS and our mission.

Aside from being financially invested, supporters are more likely to become emotionally invested in a movie they see themselves in. That's why we believe all stories matter.

Philosophy Of The Company

To tell stories that represent all of us, not just a chosen few. How does one movie change anything, let alone the world? By changing the content that we see. There are a select few in the industry that decide on content and who makes it. This is the content that comes into our homes, continues to stereotype people, dictates trends and paints a one-sided lens of our world. This is the content that shapes our culture.

This trickles down into how we see ourselves, our community and each other. We are not calling out any one group, we're questioning a system. A system that just doesn't work for all of us. We cannot expect change by forcing it into an old structure.

We believe in allowing the people to have a say on what they want to see shapes how they want to see the world. It's in that power that true change lies. Not only of what's on their screen, but have a hand in creating the world they want to see around them.

Business Model

Obtaining a "distribution deal" is a primary business objective. In this type of distribution arrangement, the independent producer raises production monies from investors, but funds are not used to market and distribute the movie. The distribution agreement is usually entered into after the film is produced (i.e., the film is already "in the can"). This approach to film finance and distribution generally provides the producer and creative team with the most creative control and greater negotiating power with distributors.

Film distribution is the process of making a movie available for viewing by an audience. This is normally the task of a professional film distributor, who would determine the marketing strategy for the film, the media by which a film is to be exhibited or made available for viewing, and who may set the release date and other matters.

The film may be exhibited directly to the public either through a movie theater or television, or personal home viewing (including digital, DVD, video-on-demand, download, television programs through broadcast syndication). For commercial projects, film distribution is usually accompanied by film promotion.

If successful, we expect to receive multiple offers for either theatrical or digital distribution or a combination of both. At that point we will consider the best course to take based on the offers received.

We will attempt to earn revenue and generate investor returns from the exploitation of the following film rights and other ancillaries related to the film in the United States and worldwide:

Potential Avenues For Licensing The Rights:

- Theatrical Distribution
- Foreign Distribution
- DVD sales and rental
- Digital distribution
- Television broadcasts (cable, free TV)
- NFTs
- Other ancillary markets (including licensing and merchandising, etc.)

> **In 2020, during the COVID-19 pandemic, the combined global theatrical and home/mobile entertainment market was $80.8 billion, an 18% decrease compared to 2019's record high of $98.3 billion.**
>
> *Motion Picture Association*
> *2020 THEME Report*

Home/Mobile Viewing Market

The global home/mobile entertainment market (content released digitally and on disc) reached $68.8 billion in 2020, a 23 percent increase compared to 2019, driven by digital.

The digital market increased 33 percent in the U.S. and 30 percent outside the U.S., compared to 2019.

All home/mobile viewing methods experienced reported increases in viewing during the COVID-19 pandemic period in 2020. The largest number, more than half of adults (55%), reported that their viewing of movies or shows/series via online subscription services increased over the period of the COVID-19 pandemic in 2020, with a net increase of 46 percent when accounting for those who reported a decrease in viewing (Source: Motion Picture Association).


Global Home/Mobile Entertainment Market (US$ Billions)
Source: Omdia (International) and Digital Entertainment Group (U.S.)
U.S. Physical
U.S. Digital
International Physical
International Digital
$70
$60
$50
$40
$30
$20
$10
$0
$38.5
$12.2
$6.9
$11.4
$8.0
$42.8
$16.1
$5.8
$14.1
$6.8
$50.2
$22.0
$5.0
$17.4
$5.8
$55.9
$27.2
$4.0
$20.0
$4.7
$68.8
$35.3
$3.5
$26.5
$3.5
2016
2017
2018
2019
2020

Online Subscriptions

The global total of online video subscriptions (1.1 billion), such as Netflix and Disney+, increased by 26 percent, or 232.1 million, when comparing 2020 to 2019.

The global video on demand market size was $53.96 billion in 2019 and is projected to reach $159.62 billion by 2027 (Source: Fortune Business Insights). Movie Theaters have had limited operations since the lockdown that has been imposed by governments across the globe to mitigate the spread of the Coronavirus. As a result, online content viewing has seen an unprecedented growth post-COVID-19 outbreak. As people are staying at home, the uptake of subscription on-demand has shown significant growth.


Global Pay TV & Online Video Subscriptions (Millions)
Source: Omdia
1,200
1,000
800
600
400
200
0
2016
2017
2018
2019
2020
Online Video
Cable
Internet Protocol Television (IPTV)
Satellite
Virtual Pay TV
Digital Terrestrial Television (DTT)

Independent Film Market

While exact figures for most of the world's markets are extremely vague on the market share won by independent films, various publications in the US estimate that in the country's domestic market, independents make up 10-13% of box office revenues (Source: Consultancy.uk). In this case, it could be estimated that in 2019 the box office intake of independent films was around $4.8 billion.

The market for independently produced films in the U.S. has increased significantly over the last several years. The outstanding box office success of films like My Big Fat Greek Wedding ($368,744,044 Worldwide box office), Little Miss Sunshine ($99,121,298 Worldwide box office), and Napoleon Dynamite ($46,118,097 Worldwide box office) is well known. However, there is a well-established trend of independent films being embraced by ever-broader audience segments.

Above and beyond such record-setting results, there is a larger trend emerging at the box office. Independent films are no longer limited to niche or art house releases. Broad audiences across the country are now embracing independently produced films.


Global Home/Mobile Entertainment Market (US$ Billions)
Source: Omdia (International) and Digital Entertainment Group (U.S.)
U.S. Physical
U.S. Digital
International Physical
International Digital
$70
$60
$50
$40
$30
$20
$10
$0
$38.5
$12.2
$6.9
$11.4
$8.0
$42.8
$16.1
$5.8
$14.1
$6.8
$50.2
$22.0
$5.0
$17.4
$5.8
$55.9
$27.2
$4.0
$20.0
$4.7
$68.8
$35.3
$3.5
$26.5
$3.5
2016
2017
2018
2019
2020

Press

- Deadline: Odessa A'zion And Emily Bader Will Star With Annabella Sciorra and Jennifer Esposito in 'Fresh Kills'
- Deadline: Jennifer Esposito Makes Directorial Debut With 'Fresh Kills'; The first Film Financed and Traded by Global Fan Base
- ABC7: Jennifer Esposito talks Hollywood inequities as she works on directorial debut
- Variety: Annabella Sciorra to Star in Crime Drama 'Fresh Kills' (EXCLUSIVE)

Writer, Director, Producer



Jennifer Esposito
CEO
Writer, Director, Producer

Jennifer Esposito's breakout role came in 1990 in Spike Lee's SUMMER OF SAM. Esposito's career has spanned over 25 years. She has appeared in over 70 films and television productions, most notably the Academy Award-Winning film CRASH. Where she received a SCREEN ACTORS GUILD AWARD, CRITICS CHOICE AWARD, AND A HOLLYWOOD FOREIGN PRESS AWARD for Best Ensemble. Other notable films include, DON'T SAY A WORD and WELCOME TO COLLINWOOD by the RUSSO BROTHERS.

Some of her TV work includes, SPIN CITY, SAMANTHA WHO, BLUE BLOODS, THE AFFAIR and THE BOYS. Most recently she can be seen on NORA FROM QUEENS WITH AWKWAFINA and just completed working on Ray Romano's directorial debut, currently untitled. Early education was at The Lee Strasberg Theater Institute, where she returned to teach acting years later. She also taught workshops at LaGuardia High School and Bilingual Acting Studio in Paris. Esposito is also a New York Times best-selling author on a book she wrote about celiac disease in 2010. Jennifer has also been a passionate activist in supporting female stories, equal opportunity, equal pay and creating safe spaces for women on and off the screen.

Use of Proceeds

If the offering's maximum amount of $3,500,000 is raised:

Use	Value	% of Proceeds
Movie Production & Administrative expenses	$3,195,600	91.3%
Offering Expenses	$95,000	2.7%
Annual Exchange Fee	$12,500	0.4%
Annual Compliance & Filing Fees	$25,400	0.7%
Intermediary fees	$171,500	4.9%

Terms

This is an offering of Common Stock, under registration exemption 4(a)(6), in Fresh Kills Inc., doing business as Fresh Kills, inc. This offering must raise at least $10,000 by April 29, 2022 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Fresh Kills, inc may issue additional securities to raise up to $3,500,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

6,875,000 shares
× $1 per share

$6,875,000 implied valuation

Financials

Fresh Kills, inc's official name is Fresh Kills Inc., so that's the name that appears in the statements below.

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

More Info

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Updates

Feb 3, 2022 • Primary offering of 3,500,000 shares at $1

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